SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2003

Cox Communications, Inc. (Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5.      Other Events.

On June 4, 2003, Cox’s tender offers for its outstanding 2% Exchangeable Subordinated Debentures due 2029 (the “PRIZES”) and 3% Exchangeable Subordinated Debentures due 2030 (the “Premium PHONES”), upon the terms and subject to the conditions previously announced on May 6, 2003 and amended on May 19, 2003, expired in accordance with their terms. A press release announcing completion of Cox’s tender offers is being filed as Exhibit 99.1 with this report.

Cox today repurchased $1,257,467,826 original principal amount of PRIZES and $274,881,000 original principal amount of Premium PHONES pursuant to the tenders offers for aggregate cash consideration of $755.1 million, representing the tender offer consideration plus accrued and unpaid interest for each security from the last interest payment date to, but excluding, June 5, 2003.

On June 5, 2003, Cox agreed to sell 23.4 million shares of its Sprint PCS common stock in a block transaction and expects to receive aggregate net proceeds of $117.6 million. Cox had previously sold 9.5 million shares of Sprint PCS common stock in open market transactions and will receive aggregate net proceeds of $44.0 million. The Sprint PCS shares sold in these transactions represent the Sprint PCS shares associated with the PRIZES and Premium PHONES purchased in the tender offers.

As a result of Cox’s successful repurchase pursuant to the tender offers, the New York Stock Exchange (the “NYSE”) today suspended trading of the Premium PHONES, and the Premium PHONES will be de-listed from the NYSE because the remaining outstanding principal amount is below the amount required by the listing maintenance rules of the NYSE. Cox cannot give any assurance that NYSE trading in the PRIZES will not also be suspended or that the PRIZES will not be de-listed from the NYSE, and Cox has requested information regarding beneficial ownership of the remaining outstanding PRIZES to determine whether the PRIZES are eligible to maintain NYSE listing. Neither the suspension nor the de-listing of the Premium PHONES or the PRIZES would affect the listing of Cox’s Class A common stock or its Exchangeable Subordinated Discount Debentures due 2020.

Item 7.      Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:
99.1 Press Release, dated June 4, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: June 5, 2003	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer